Exhibit 3.01

CERTIFICATE OF INCORPORATION

OF

SATURN HOLDING CORP

ARTICLE I

    The name of this Corporation is Saturn Holding Corp (the “Corporation”).

ARTICLE II

    The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of its registered agent at such address is Corpoaration Service  Company.

ARTICLE III

    The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV
        (A)  Classes of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock”.  The total number of shares which the Corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares.  Two hundred fifty million (250,000,000) shares shall be Common Stock, par value One Tenth of One Cent ($0.001) per share (the “Common Stock”), and five million (5,000,000) shares shall be Preferred Stock, par value One Tenth of One Cent ($0.001) per share (the “Preferred Stock”).

        (B)  Powers, Preferences, Rights Qualifications, Limitations and Restrictions of Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

    (A) Exculpation.

        (1) California.  Prior to the date upon which the Corporation is no longer subject to Section 2215 of the California Corporations Code (the “Record Date”), and to the extent California law applies, the liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        (2) Delaware.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    (B) Indemnification.

        (1) California.  Prior to the Record Date and to the extent California law applies, this corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.  Moreover, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporation Code) through Bylaw provisions, agreements with agents, vote of shareholders of disinterested directors or otherwise, in excess of indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to the corporation and its shareholders.

        (2) Delaware.  To the extent permitted by applicable law, this corporation is also authorized to provide (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

    (C) Effect of Repeal or Modification.  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to the time of such repeal or modification.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors; provided, however, that Bylaws shall not be adopted, changed or repealed by the stockholders of the corporation except by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock entitled to vote upon the election of directors.

ARTICLE VIII

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors shall be required to add an article to this Certificate of Incorporation imposing cumulative voting in the election of directors, or to amend, alter or repeal any provision of Articles III, IV, V, VI, VII, VIII or IX of this Certificate of Incorporation.

ARTICLE X

In addition to any affirmative vote required by law, any business combination (as hereinafter defined) shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law.  The “business combination” as used in this Article shall mean any transaction which is referred to in any one or more of the following clauses (A) through (C):

(A)  any merger or consolidation of the Corporation in which the Corporation is not the surviving entity, or

(B)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or

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(C) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation.

ARTICLE XI

    The name and mailing address of the incorporator are as follows:

Jon Gavenman
275 Middlefield Road
Menlo Park, California  94025

Executed this 4th day of December, 2007.

By:	/s/ Jon Gavenman
Jon Gaverman, Incorporator

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION
OF
SATURN HOLDING CORP

    The undersigned hereby certifies that:

    1.  He is the duly elected and acting President and Chief Executive Officer of Saturn Holding Corp, a Delaware corporation.

    2.  The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 4, 2007.

    3.  Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article I of this corporation’s Certificate of Incorporation to read in its entirety as follows:

    “The name of this Corporation is Macrovision Solutions Corporation (the “Corporation”).”

    4.  The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and sole stockholder in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

    Executed at Santa Clara, Santa Clara County on January 11, 2008.

By:	/s/ Fred Amoroso
Fred Amoroso
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION
OF
MACROVISION SOLUTIONS CORPORATION

The undersigned hereby certifies that:

1.  He is the duly elected and acting President and Chief Executive Officer of Macrovision Solutions Corporation, a Delaware corporation.

2.  The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 4, 2007.

3.  Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article I of this corporation’s Certificate of Incorporation to read in its entirety as follows:

    “The name of this Corporation is Rovi Corporation (the “Corporation”).”

4.  The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed at Santa Clara, Santa Clara County on July 15, 2009.

By:	/s/ Alfred J. Amoroso
Alfred J. Amoroso
President and Chief Executive Officer